EXHIBIT 10.8

SHAREHOLDERS AGREEMENT

MINERA SALAR BLANCO S.A.

By and among

MINERA SALAR BLANCO SpA LITHIUM

POWER INVERSIONES CHILE SpA And

MINERA Ll ENERGY SPA

January 13, 2017

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SHAREHOLDERS AGREEMENT

MINERA SALAR BLANCO S.A.

IN SANTIAGO, CHILE, on January 13, 2017, this Shareholders Agreement is entered into by and among:

MINERA SALAR BLANCO SPA, a sociedad por acciones duly organized and existing under the laws of Chile, Tax ID No 76.319.337-3, whose principal place of business is at Rosario Norte No 100, of. 403, Santiago, Chile (“MSB”);

MINERA Ll ENERGY SPA, a sociedad por acciones duly organized and existing under the laws of Chile, Tax ID No 76.102.972-K, whose principal place of business is at Marchant Pereira No 150, of. 803, Providencia, Santiago, Chile (“MLI”); and

LITHIUM POWER INVERSIONES CHILE SpA, a sociedad por acciones duly organized and existing under the laws of Chile, Tax ID No 76.598.914-0, whose principal place of business is at El Golf 40, piso 20, Las Condes, Santiago, Chile (“LPI’’).

For all purposes of this Agreement, each of MSB, MLI, LPI, individually a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, MINERA SALAR BLANCO S.A. (the ‘‘Company” or “Salar Blanco”) is a private corporation duly organized and existing under the laws of Chile; being incorporated by means of public deed dated September 7, 2016, granted before the Notary Public of Santiago of Mr. Patricio Zaldivar Mackenna, which excerpt was registered on page 70,633, number 38,016 of the Commerce Registry of the Real Estate Registrar Office of Santiago, corresponding to year 2016 and published in the Official Gazette on September 24, 2016.

WHEREAS, as of the date hereof the capital of the Company is divided into 2,964,802,242 common shares. The equity participations of the shareholders in the Company is currently the following:

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(i)	MINERA Ll ENERGY SpA owns 1,068,959,449 shares representing 36.05% of the total issued and outstanding shares issued by Salar Blanco;

(ii)	MSB owns 413,441,672 shares representing 13.95% of the total issued and outstanding shares issued by Salar Blanco; and

(iii)	LPI owns 1,482,401,121 shares, representing 50% of the total issued and outstanding shares issued by Salar Blanco.

WHEREAS, on September 12, 2016, Salar Blanco, MINERA Ll ENERGY SpA, MSB, LPI and LITHIUM POWER INTERNATIONAL LIMITED executed certain Investment Agreement (‘‘Investment Agreement”) pursuant to which they have agreed and set out the terms and conditions upon which the Parties are developing, financing, implementing, owning, exploiting and operating lithium and potash assets in Chile’s III region, at the Maricunga Salar, including trading of its lithium and potash production, and engage in such business associated therewith as determined by the Board of Directors from time to time (hereinafter, the “Project”).

WHEREAS, the Parties have agreed on the terms and conditions for the corporate governance of the Company and the restriction for the transfer of Shares and other matters related thereto, and therefore have agreed to enter into this shareholders agreement, hereinafter the “Agreement” or the ‘‘Shareholders Agreement”.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the parties hereto agree as follows:

ARTI CLE I

DEFINITIONS

The following terms as used herein have the following meanings:

“Affiliate” means, with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common control with, such Person; (b) any Person who is a partner, director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above.

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“Agreement” has the meaning set forth in the recitals.

“Big Four Accounting Firms” means PricewaterhouseCoopers, Deloitte, Ernst & Young and KPMG.

“Book Value” means the net-worth (patrimonio) account of financial statements of the Company divided by the total number of subscribed and paid Shares.

“Business Day” means any day other than a day on which commercial banks in Santiago, Chile are authorized or required by law to close.

“Business Plan” means the business plan of the Company to be submitted by the CEO to the Board of Directors.

“Capital Increase” means the last capital increase of the Company equivalent to 31,843,840 Dollars, whereby Shares representing fifty percent (50%) of the total Company’s Shares were issued, all of which were duly subscribed by LPI and shall be paid by LPI as agreed in the Investment Agreement, the relevant shareholders meeting and the subscription agreements executed on the date hereof.

“Chilean Corporation Law” means Chilean law No 18,046 Ley sobre Sociedades Anónimas and its amendments.

“Control” of a Person means the power, by itself or by means of a formal and binding agreement to act jointly with other third parties, directly or through other individuals or legal entities, (i) to vote or direct the voting of more than fifty percent (50%) of the outstanding voting shares of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract, ownership of shares (including fifty percent (50%) or less of the outstanding shares of such Person) or otherwise. In partnerships, limited liability companies and joint stock companies, the managing partner shall be deemed as the controller.

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”Deed of Adherence” means a document substantially in the form of Exhibit B hereto, pursuant to which a Permitted Assignee or a Third Party who has acquired Shares pursuant to the terms of this Agreement becomes a party hereto.

“Encumbrance” means any (a) security agreement, financing statement (whether or not filed), or conditional sale or other title retention agreement; (b) lease, consignment, or bailment given for security purposes; and (c) lien, charge, restrictive agreement, prohibition to transfer, pledge, third party preferred right, subsequent condition, option, usufruct, encumbrance, adverse interest, security interest, constructive trust or other trust, claim, pending litigation, attachment, exception to or defect in title, or other ownership interest (including, without limitation, reservations, possibilities of reverse, encroachments, restrictive covenants, and leases) of any kind, but excluding any of the foregoing created or imposed by or pursuant to this Agreement.

“Family” means, with respect to an individual, his/her siblings, spouse or lineal descendants, the spouses of any such lineal descendants, and trusts that are primarily for the benefit of any of the foregoing (provided that any of the foregoing has the right to control such trust).

‘‘Final Investment Decision” means the final investment decision to proceed with the development of the Project in accordance with the Business Plan and Project Budget from time to time.

“IFRS’’ means the International Financial Reporting Standards set by the International Accounting Standards Board as applicable in Chile.

“Investment Agreement” means that certain Investment Agreement among MSB, MLI, LPI and Lithium Power International Limited, dated September 12, 2016, as amended on September 30, 2016 and on the date hereof.

“LPI Shares” means the 16,000,000 shares of LPI issued and paid pursuant to Section 4.1 of the Investment Agreement.

“Permitted Assignees” means in respect of any Shareholder, the current Ultimate Controller of such Shareholder or any Person that is under the Control of the current Ultimate Controller of such Shareholder.

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”Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company. stock company, trust, fund, unincorporated association, institution, or any other entity or government, political subdivision, agency, or instrumentality of any government.

“Project Budget” means the budget necessary for operating the Project once It reaches marketing stage.

‘‘Project Development Termination” means any time after the notice to proceed has been delivered by the Company following approval by the Board.

“Related Persons” shall have the meaning given to the term personas relacionadas under article 100 of Law No. 18.045 on Securities Markets.

“Shareholder” or “Shareholders” means jointly or indistinctly MSB, MLI or LPI, and their Permitted Assignees or Third Party purchasers pursuant to the terms hereof.

“Shares” means each and all shares issued by the Company from time to time, either with or without payment, as well as the options to subscribe for them, the instruments convertible into shares of the Company, and any other securities that confer future rights over shares of the Company.

“Shares Registry” means the register of the Shareholders in the Company from time to time.

“Third Party’’ means any Person other than the Parties and that is not a Shareholder.

“Transfer” means any direct or indirect transfer, sale, conveyance, exchange, assignment, gift, or Encumbrance or disposition of a Share or the rights attached thereto, whether for value or no value, whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment or bankruptcy).

“Ultimate Controllers” means (i) Mr. Martin Borda and his Family with regard to MSB; (ii) Messrs. Martin Christopher Holland, Reccared Pranker Fertig, Andrew Guy Phillips and David Ross Hannon with regard to LPI; and (iii) MSB with regard to MLI.

“USD” “US$” or “Dollars”, mean the lawful currency of the United States of America.

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Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Investment Agreement.

ARTICLE II

MINERA SALAR BLANCO S.A,

2.1 The Shareholders of the Company shall be governed by the corporate by-laws of the Company and the terms of this Agreement and, in the absence of rules in the same, by the provisions set forth in the Chilean Corporation Law.

2.2 The corporate by-laws shall in all respects reflect and be consistent with the provisions of this Agreement. If an inconsistency emerges between the corporate by-laws and this Agreement, this Agreement shall prevail and the Shareholders shall amend the by- laws to the extent it may be necessary in order to eliminate such inconsistency.

ARTI CLE III

RESTRICTIONS TO THE TRANSFER OF AND ENCUMBRANCES OVER THE SHARES

During the term of this Agreement, no Shareholder may Transfer its Shares, either directly or indirectly, except:

(i)	with the prior written consent of the each of the other Shareholders, which consent may be withheld in each Shareholder’s absolute discretion; or

(ii)	in accordance with this Section 3.

3.1 Prohibition of Encumbrance

During the term of this Agreement, no Shareholder may establish any Encumbrance over its Shares, other than (a) pledges granted by Li3 Energy Inc. (“Li3”) in favor of MSB to secure the loans granted by MSB to Li3 prior to or after the date hereof: (b) pledges to secure any loans granted to the Company by its lenders and {c) pledges to secure any loans granted to a Shareholder to comply with its funding obligations under Section 4.1.8(v) to the extent that the beneficiaries of such pledges have entered into binding agreements with the other Shareholders, committing to comply (in terms acceptable to the other Shareholders) with the Transfer restrictions contained in this Agreement.

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3.2 Permitted Assignees and certain transfers by MLI

3.2.1 Notwithstanding anything in this Agreement to the contrary, any Shareholder may at any time Transfer any of its Shares to one or more of its Permitted Assignees without the consent of any other Shareholders, to the extent that (a) notice of the details of such Transfer is provided to the other Shareholders no less than fifteen (15) Business Days prior to the occurrence of the same, and (b) the Transfer to such Permitted Assignee is not in violation of any applicable laws.

3.2.2 Likewise, notwithstanding anything in this Agreement to the contrary, MLI will cause the Transfer of all its Shares to its current shareholders without the consent of any other Shareholders, to the extent that (a) notice of the details of such Transfer is provided to the other Shareholders no less than fifteen (15) Business Days prior to the occurrence of the same, (b) the Transfer to such shareholders is not in violation of any applicable laws; (c) the Transfer made by MLI to its shareholders is pro-rata to their current participations in MLI, whether as a consequence of the dissolution of MLI or otherwise; and (d) the current shareholder of MLI, other than MSB, shall execute a Deed of Adherence. For the avoidance of any doubts, the current shareholders of MLI are: MSB owner of 51% of its shares, and Li3 Energy Inc., owner of 49% of its shares. Upon occurrence of the above mentioned Transfer, MSB will receive 18,39% of the total Shares issued by Salar Blanco, and Li3 Energy Inc. will receive 17,67% of the total Shares issued by Salar Blanco. Once MLI has transferred all its Shares to MSB and Li3 Energy Inc., any reference made in this Agreement to MLI shall be deemed made to MSB and Li3 Energy Inc., as the case may be, as applicable.

3.2.3 Notwithstanding the foregoing for such Transfers of Shares to be duly recorded by the Company in the relevant Shares Registry, it shall be necessary that (i) the Permitted Assignees or shareholder, as the case may be, execute, before or at the time of the acquisition of the relevant Shares, a Deed of Adherence and delivers executed copies thereof to each Party and the Company, and (ii) such Permitted Assignee is not in receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceeding.  Likewise, if after the Transfer the Permitted Assignee ceases to have that relationship relative to the transferring Party, prior to the Permitted Assignee losing its capacity as such, both the transferring Party and the Permitted Assignee shall perform all necessary acts and agreements in order that all the Shares held by the Permitted Assignee be re-acquired by the transferring Party of the Permitted Assignee.

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3.3 Right of First Offer

The Parties hereby agree that any Transfer of Shares made by any Shareholder will be subject to a right of first offer (the “Right of First Offer’’), under which the Shareholder wishing to Transfer its Shares (“Selling Shareholder”) will first be required to offer such Shares for sale to the other Shareholders (the ‘‘Other Shareholders’’) prior to their Transfer to a Third Party.

The above-mentioned obligation will not apply to Transfers governed by Section 3.2.

3.3.1 Delivery of the notice of Right of First Offer

The Selling Shareholder shall report in writing its intention to Transfer any of its Shares through a written notice to the Other Shareholders pursuant to Section 13.1 of this Agreement (the “Offer”) specifying the following:

(i)	The number of Shares that intends to Transfer;

(ii)	The price of the Shares (“Offer Price”), which may be freely set by the Selling Shareholder, and which shall be payable in cash or in kind at the time of transfer of the Shares; provided, however, that in case of payment in kind the Selling Shareholder shall attach two valuations of the assets with which payment will be made from any of the Chilean affiliates of the big four auditing firms; and

(iii)	The date and time in which the sale and payment of the offered Shares will be executed, which in any case shall be not less than sixty (60) days or more than ninety (90) days from acceptance of the Offer (the “Closing Date for the Right of First Offer”), as well as the place where the sale shall happen.

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3.3.2 Response from the Other Shareholder

The Other Shareholder shall have a period of twenty-five (25) days from receipt of the Offer, to choose one of the following alternatives:

(i)	Accepting the Offer: the Other Shareholder accepting the Offer (“Purchasing Shareholder”) shall inform the Selling Shareholder in writing about its irrevocable decision to purchase the Shares included in the Offer (“Acceptance”).

(ii)	Rejecting the Offer: it shall be understood that the Other Shareholder rejects the Offer in the event that:

a)	The Other Shareholder fails to respond to the Offer within the twenty five (25) day period specified in Section 3.3.2; or

b)	The Other Shareholder expressly states its decision not to acquire the Shares under the terms of the Offer.

In the event that the Other Shareholder rejects the Offer, the Selling Shareholder shall have ninety (90) days as of the actual or deemed rejection of the Offer (‘‘Term to Sell”) to execute with a Third Party the purchase agreement with regard to the Shares included in the Offer under terms and conditions no more favorable or advantageous to the Third Party than the Offer’s conditions. The terms of the purchase agreement must require the Third Party to adhere and become a party of the Shareholder Agreement by entering into a Deed of Adherence. Upon expiry of the Term to Sell without having performed the sale of the Shares included in the Offer, if the Selling Shareholder is willing to persist in its intention to sell, the Selling Shareholder must restart the procedure described in this Section 3.3.

3.3.3 More than one Other Shareholder:

If there is more than one Other Shareholder the following rules shall apply:

(i)	If the Selling Shareholder is Li3, and the Other Shareholders include MSB and Other Shareholders, MSB shall have the preference to acquire all Shares offered by Li3 if it so states in its Acceptance; and

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(ii)	In all other events the Other Shareholders shall have the right to accept the Offer pro rata to the Shares each such Other Shareholder owns in the Company, and if any Other Shareholder is interested in acquiring more Shares than its pro rata it shall expressly state so in its Acceptance. If the Acceptances of all Other Shareholders do not include all Shares included in the Offer, the Offer shall be deemed rejected for purposes of Section 3.3.2(ii).

3.3.4 Share Purchase, payment of the Price of the Offer, and default

(i)	Acts on the Closing Date for the Right of First Offer: if the Other Shareholder has accepted the Offer, on the Closing Date for the Right of First Offer, the Selling Shareholder and the Purchasing Shareholder will meet at the agreed time and place, and at that time:

a)	They will execute the documents required for the transfer of Shares, whereby the Selling Shareholder shall transfer the Shares on which the sale was committed, being liable only for the ownership of the Shares and the absence of Encumbrances before the Purchasing Shareholder (other than Encumbrances permitted under this Agreement):

b)	The Purchasing Shareholder shall pay the Offer Price, provided that with respect to any compensation in kind the Purchasing Shareholder shall pay the average of the valuations referred to in 3.3.1(ii) in cash;

c)	The Selling Shareholder must deliver to the Purchasing Shareholder certificates representing the Shares so that they may request from the Company the delivery of new share certificates under its name;

d)	If the Shares are subject to an Encumbrance permitted under this Agreement, the Purchasing Shareholder shall execute such documents as the pledgees may require; and

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e)	They will perform all other acts that may be necessary to complete the Shares’ transfer.

(ii)	Breach of the Right of First Offer: should any Shareholder proceed to the sale of its Shares to a Third Party without respecting the rules set out above, it shall pay to the Other Shareholder, as a penalty, the equivalent to 150% of the total price or other consideration paid or payable by the Third Party. If the price of the Shares paid or payable by the Third Party is lower than Book Value of the transferred Shares, the amount of the fine shall be equal to 150% of the Book Value of the transferred Shares. In addition to the foregoing, the Other Shareholder will be entitled to exert any other applicable legal actions aimed at seeking indemnification of the damages arising from the breach of the Right of First Offer.

3.4 Tag Along Right

During the period in which the Other Shareholders may accept or reject the Offer pursuant to Section 3.3.2, each Other Shareholder may decide to participate in the sale by the Selling Shareholder in the same terms as the Selling Shareholder (as amended by Section 3.4.1), (“Tag-Along Right”) by informing the Selling Shareholder in writing (“Acceptance of Joint Sale”).

If any of the Other Shareholder does not exercise the Tag Along Right in accordance with this Section 3.4 such Shareholder shall be deemed as waiving such right regarding the pretended sale to that Third Party and the Selling Shareholder may sell to that Third Party all of its Shares, within the deadline, terms, and conditions communicated pursuant to Section 3.3.1.

If the Offer has been rejected by the Other Shareholders (but one or more Other Shareholders have delivered an Acceptance of Joint Sale) and the Third Party is unwilling to acquire all Shares of the Selling Shareholder and those Other Shareholders who have delivered their Acceptance of Joint Sale (the ‘‘Tag-Along Shareholder”), the Third Party shall acquire the number of Shares included in the Offer (or a higher number if so agreed by the Selling Shareholder and the Tag-Along Shareholders) pro rata to the Shares owned by the Selling Shareholder and the Tag-Along Shareholders.

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The foregoing shall not apply to Transfers governed by Section 3.2.

3.4.1 Purchase agreement price, payment, and default

(i)	Acts on the Closing Date for Tag Along Right: the Tag-Along Shareholders and the Selling Shareholder shall have a period of forty-five (45) days from receipt of the notice of Acceptance of Joint Sale or from the expiry of the twenty five (25) days period specified in Section 3.3.1 to execute a purchase agreement with the Third Party (“Closing Date for Tag Along Right”). The purchase agreement shall include the number of Shares owned by the Selling Shareholder and by Tag-Along Shareholders, which shall be sold to the Third Party and must require the Third Party to adhere and become a party of the Shareholder Agreement by entering into a Deed of Adherence. The Selling Shareholder shall send with at least ten (10) days in advance of the date on which the purchase agreement shall be executed, a written notice to the Tag-Along Shareholders indicating the day, time, and the place of execution of the corresponding agreement; it being understood that the terms and conditions of said agreement should be substantially identical to the terms and conditions described in the Offer and (i) shall not impose more stringent obligations than those assumed by the Selling Shareholder, (ii) shall not include joint and several obligations between the Tag-Along Shareholders and the Selling Shareholder, (iii) shall not include Indemnity obligations in excess of the price received by the Tag-Along Shareholder and (iv) the representations and warranties of the Tag-Along Shareholder shall be limited to ownership of the shares free and clear of Encumbrances (other than Encumbrances permitted under this Agreement) and capacity.

3.5 Preemptive Rights

Except if and to the extent otherwise agreed to in writing by such Shareholder, each Shareholder shall have full preemptive or preferential rights, pursuant to applicable law in Chile, to subscribe for and purchase such Shareholder’s pro rata share of any Shares or other convertible securities that may be issued at any time by the Company.

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3.6 Special Rule - Sales by LPI

If LPI sells its Shares before it has paid all its Shares, the purchaser shall withhold from the payment to LPI the amount which has not yet been paid (and this shall be expressly stated in the relevant share transfer agreement) and shall pay it to the Company at the moment of executing the relevant Deed of Adherence, or otherwise be liable of the payment of the subscribed but unpaid Shares in accordance with Chilean law. In addition, if:

(i)	any of the Parties or the Company receive an offer from a Third Party to acquire all of the Company’s Shares, or the Project;

(ii)	such offer is received before Project Development Termination or before LPI has fully paid the Capital Increase; and

(iii)	all of the Parties accept that offer,

then LPI shall be entitled to receive 50% of the final offer price in accordance to its shareholding ratio, provided that the amount pending to be paid by LPI in order to have fully paid the total amount of the Capital Increase shall be discounted from LPI’s payment and be paid directly from the Third Party buyer to MSB and MLI in accordance to their shareholding ratio on the date of the last acceptance of the offer from a Third Party purchaser.

3.7 Drag Along.

If the Offer includes more than seventy five percent (75%) of the total Shares of the Company, the Selling Shareholder (or Selling Shareholders if there are more than one) may compel each Other Shareholder (together, the “Drag-Along Stockholders”) to Transfer all of its Shares in the Transfer on the same terms and conditions as those proposed by the Selling Shareholders to a Third Party (the “Drag-Along Buyer”).

(b) The Selling Shareholders shall promptly give written notice (a “Drag-Along Notice) to the Drag-Along Stockholders not later than twenty (20) Business Days prior to the consummation of the drag-along Transfer (the “Drag-Along Sale Date” and “Drag-Along Transfer”, respectively) of any election by the Selling Shareholders to exercise its Drag- Along Rights under this Section 3.7. Each Drag-Along Notice shall set forth: (i)the name and address of the Drag-Along Buyer; (ii) the total number of Shares proposed to be Transferred by the Selling Shareholders; (Iii) the proposed amount and form of consideration (including a good faith valuation of any non-cash consideration), as well as other terms and conditions of payment offered by the Drag-Along Buyer for such Shares, including the estimated amount of the proceeds to be distributed to each Drag-Along Stockholder upon completion of the Drag-Along Transfer, and all other material terms and conditions of the Drag-Along Transfer (including the nature of the Drag-Along Transfer), together with any written proposals or agreements, if any, with respect thereto; and (iv) the Drag-Along Sale Date.

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(c) Any Transfer of Shares by a Drag-Along Stockholder shall be on the same terms and conditions as the proposed Drag-Along Transfer by the Selling Shareholders. Each Drag-Along Stockholder shall reasonably cooperate in good faith with the Selling Shareholders and the Company in connection with the consummation of such Drag-Along Transfer, including by executing a document containing customary representations, warranties, indemnities and agreements as requested by the Drag-Along Buyer in connection with such Drag-Along Transfer, which shall be substantially identical to the terms and conditions described in the Drag-Along Notice other than (i) it shall not impose more stringent obligations than those assumed by the Selling Shareholder, (ii) shall not include joint and several obligations between the Drag-Along Stockholders and the Selling Shareholders, (iii) shall not include indemnity obligations in excess of the price received by the Drag-Along Stockholders and (iv) the representations and warranties of the Drag-Along Stockholders shall be limited to ownership of the shares free and clear of Encumbrances (other than Encumbrances permitted under this Agreement) and capacity

(d) On the Drag-Along Sale Date, at the closing of the Drag-Along Transfer to any Drag- Along Buyer pursuant to this Section 3.7, the Selling Shareholders shall cause the Drag- Along Buyer to remit to each of the Drag-Along Stockholders the consideration payable to such Drag-Along Stockholders for its Shares, against delivery by such Drag-Along Stockholders of all of such Drag-Along Stockholders’ Shares. In addition, each Drag-Along Stockholder shall take all action as the Selling Shareholders or the Drag-Along Buyer shall reasonably request as necessary to vest in the Drag-Along Buyer all Shares owned by such Drag-Along Stockholders. In the event that the proposed Transfer of the Shares to such Drag-Along Buyer(s) is not consummated, the Drag-Along Right set forth in this Section 3.7 shall continue to be applicable to proposed subsequent Transfers of seventy five percent (75%) of the total Shares of the Company.

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3.8 Change of control of Shareholders.

The Shareholders agree that in the event of a direct or indirect change in the Ultimate Controller of a Shareholder (a “Change of Control” and the “Affected Shareholder”, respectively) each of the other Shareholders (the “Option Holders”) shall have an option to sell to the Affected Shareholder, at their own discretion, all its or their Shares in accordance with this Section 3.8 (the “Put Option”).

The Affected Shareholder must notify the Option Holders in writing no later than five (5) Business Days as from the date on which the Change of Control occurs (the “Change of Control Notice”). Each Option Holder may request, within fifteen (15) Business Days from the later of (i) receipt of the Change of Control Notice or (ii) the date in which it otherwise learns of the Change of Control, two determinations of the value of the Shares in the Company owned by the Option Holders made by two of the Big Four Accounting Firms, to be appointed by mutual consent of the Option Holders. Such valuations shall be based on the price paid or payable in the transaction giving rise to the Change of Control, but without considering any other assets owned by the Ultimate Controller. Any consideration paid or payable in such transaction different from cash shall be valued at fair market value.

Once the values of the Shares of Option Holders in the Company have been determined and communicated to the Parties, each of the Option Holders shall have twenty (20) Business Days to inform the Affected Shareholder whether it exercises the Option, and in case the Option is exercised, the Affected Shareholder shall have the obligation to acquire all, but not less than all the Shares of such Option Holder no later than fifteen (15) Business Days counted from the date the Put Option is exercised.

The price for the Shares shall be the average of the values determined by the two abovementioned valuations; provided that if the two valuations are more than ten percent (10%) apart, another of the Big Four Accounting Firms shall choose between one of the two.

This Section 3.8 shall not apply to Ll3 Energy Inc. in case the latter becomes, at any moment, a Shareholder of the Company. Notwithstanding the aforementioned, if at any time, Li3 Energy Inc. becomes a shareholder of the company with an ownership percentage equal to or higher than 25% of the shares, this Section 3.8 shall fully apply to it.

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ARTICLE IV

ADMINISTRATION OF THE COMPANY

4.1 Board of Directors

4.1.1 Composition, Compensation, Appointment and Chairman.

The management of the Company shall be exercised by a Board of Directors composed of six (6) members, who may or may not be Shareholders, and who shall hold office for one (1) year, being entitled to be reappointed. The Parties shall have the right to appoint the number of Directors proportionate to their respective Company interest at the relevant time, provided that any Shareholder who has at least ten percent (10%) of the Shares of the Company shall be entitled to appoint one director. Considering the current participation of the Parties in the Company, MSB shall be entitled to appoint two (2) board members, MLI shall be entitled to appoint one (1) board member and LPI is entitled to appoint three (3) board members from the date of the Investment Agreement. If the Transfer described in Section 3.2.2 occurs , then MSB shall be entitled to appoint two (2) board members, Li3 shall be entitled to appoint one (1) board member and LPI shall be entitled to appoint three (3) board members.

LPI’s right to appoint directors shall be adjusted to reflect its shareholding percentage if it fails to pay for the Shares subscribed pursuant to any of the Shares Subscription Agreements (as that term is defined in the Investment Agreement).

The Board shall elect a Chairman and a secretary of the Board by simple majority of the members in office. The Chairman shall not have casting vote.

The members of the Board of Directors shall not be compensated.

4.1.2 Replacements

Any vacancy due to the resignation, death or inability of one of the Directors to continue in office, must be completed by resolution of the Board, and the appointment shall lie in the individual or individuals proposed by the same Party that appointed the director whose resignation, death or inability created the vacancy, forcing the other Party, as a promise of a third party’s action pursuant to the provisions of article 1450 of the Civil Cadet to obtain that its own Directors vote for the replacement nominee. The new director shall hold office until the next shareholders meeting, which shall proceed to elect a new Board in accordance with the rules under the present Agreement. If it is not possible to appoint the new director in the terms indicated above in the next Board meeting to be held, the Parties undertake to call for a special shareholders’ meeting within the maximum term of twenty (20) days for the purpose of proceeding with the total renewal of the Board under the terms stated in this Agreement and until such meeting takes place no Board meeting shall occur.

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4.1.3 Quorum to hold meetings and pass resolutions

(i)	At all meetings of the Board, a minimum of five (5) Directors shall constitute a quorum for holding a meeting. In the event that the absence of one (1) or more Directors prevents the establishment of a quorum at a regular or special meeting of the Board, such meeting shall be adjourned until a date that is not earlier than five (5) days following the date for which such meeting was originally called. Notice of the date and time for such new meeting shall be given to the Directors no later than three (3) days prior to the scheduled date for the new meeting.

(ii)	The favorable vote of at least five (5) Directors shall be needed to approve any matter submitted to the Board.

4.1.4 Minutes

The Parties hereto shall cause the Company to send to each of the Parties hereto copies of minutes of all meetings of the Board in Spanish and English within seven (7) days after such meetings may have taken place and after these minutes have been signed by the attending Directors. The CEO shall act as secretary to the Board, unless a secretary is specifically appointed by the Board of Directors.

4.1.5 Officers and Advisory Committee

The officers of the Company shall consist of the Chief Executive Officer (“CEO”), who will be appointed by the Board, and other members from time to time agreed by the Board.

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The CEO shall be responsible for the day-to-day administration of the Company and shall receive adequate powers of attorney to perform such duty.

The Parties agree that the CEO of the Company will be Mr. Cristobal Garcia-Huidobro Ramirez.

An Advisory Committee composed by expert engineers appointed by the Board will be established during the development of the Project. The members of the initial Advisory Committee shall be: [•], [•], [•] and [•]. The role of the Advisory Committee is to act as advisor of the Board during the development of the Project. The Advisory Committee shall hold meetings at the Company offices in Chile on a monthly basis. Notwithstanding the aforementioned, the Committee may meet more often if needed.

4.1.6 Meetings

Regular Board meetings shall be held quarterly at the Company offices in Chile at the times and days previously agreed by the Board and will not require summoning.

Special Board meetings shall be held whenever summoned by the Chairman) at its own initiative or at the request of one or more directors within fifteen (15) days of the day the request is received by the Chairman, without the Chairman being authorized to qualify the need for the meeting. Members of the Board shall be summoned to special meetings no later than ten (10) days prior to the date scheduled for the meeting.

4.1.7 Attendance of the Directors through technological means

Directors who, despite not being physically present at a meeting, are simultaneously and permanently communicated with the other directors through technological means authorized by the Chilean Superintendence of Securities and Insurance by instructions of general applicability shall be deemed to have participated at the meeting for all legal purposes. In this case, their attendance and participation at the meeting shall be certified under the responsibility of the Chairman, or whoever acts as such, and the Secretary to the Board of D1rectors, being this fact evidenced in the relevant minute.

The Company shall make the arrangements required in order to permit that one or more Directors attend the meetings of the Board in the manner indicated above, not being possible for the Board to adopt resolutions limiting the right of the Directors to attend through technological means.

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4.1.8 Accounting Principles, Business Plans, Dividends and Funding

(i)	Best interest of the Company. The Company must be managed exclusively in its best interest.

(ii)	Accounting. The accounts of the Company will be prepared in accordance with IFRS. The Company shall prepare a general balance sheet, income statement and cash flow statements as of March 31, June 30, September 30 and December 31 of each fiscal year and shall be provided to the Parties within thirty (30) days as from each of the above dates, except for the information to be provided as of December 31, in which case the same shall be provided within sixty (60) days from such date.

(iii)	Reports. The CEO shall provide the Directors at least seventy two (72) hours prior to each Board meeting all the reasonable or pertinent information regarding the matters to be discussed at the relevant meeting.

(iv)	Business Plans. Once the Company starts the commercialization of its production, the Company shall maintain a Business Plan with an associated budget to be reviewed and approved at least annually by the Board of Directors.

After the initial Business Plan, the Board shall require the CEO to prepare and submit for consideration the annual business plan with an itemized Project Budget showing the estimated revenues and expenditures, and proposed investments, borrowing and capital increases for such Business Plan.

Business Plans and Project Budgets shall be prepared for periods of twelve (12) months or the duration of a particular project, whichever is longer, but shall be reviewed by the Board of Directors annually.

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Supplementary or revised Business Plans and Project Budgets may be prepared for shorter periods when required. Business Plans and Project Budgets, including supplementary or revised Business Plans and Project Budgets, shall be submitted to the Board at least thirty (30) days prior to the meetings at which they will be considered. Such meetings shall be held prior to the period to which such plans or budgets relate. If a business plan is not approved, the Parties will apply the business plan for the previous year, duly adjusted by inflation.

(v)

Continued Funding. The Parties agree that following the total payment of the Capital Increase and prior to the Project Development Termination, any further funding required for the Project which has been approved by the Board in the Business Plans and Project Budgets of the Company and which not may be obtained from banks or financial institutions must be contributed by the Shareholders as equity injections in the Company or shareholders loans to the Company proportionately to their interest in the Company. Absent an agreement among the Parties to the contrary any further funding shall be contributed in the form of shareholders loans. Where a Party fails to provide any further funding required for the Project in accordance with the Business Plans and Budget (the ‘‘Non-Funding Party”):

a)	the Non-Funding Party will be deemed to be in breach of this Agreement; and

b)

the other Party has the right (but not the obligation) to provide further funding in accordance with the Business Plans and Project Budgets, such funds to be contributed by subscription for additional Shares in the Company (at an issue price to be determined based on the net assets of the Company divided by the number of Shares) or shareholder loans accruing the maximum interest rate permitted by applicable law, depending on the decision taken by the Shareholders pursuant to this Section.

Under no circumstance will any Shareholder be required to finance the construction of the Project. Moreover, if in the context of the financing of the Project the financing entities request the Company to grant collateral, no Shareholder will be required as part of the ‘‘security package” to guarantee the obligations of the Company, or to Encumber any of its assets to secure such financing (other than its Shares and any subordinated loans it may have granted to the Company).

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(vi)

Dividends Policy. Unless otherwise agreed, the profits generated by the Company shall be distributed to the Shareholders to the maximum possible extent with due regard to the covenants agreed upon by the Company in its financing documents, prudent financial management, reserve accounts and allowances for anticipated major future maintenance costs.

Prudent financial management shall include maintaining the Company’s equity/debt ratio in accordance with widely accepted international standards for this type of Company.

Shareholder loans made pursuant to Section 4.1.8(v) shall be repaid as quickly as the Company’s financial position permits and thereby no dividend shall be distributed by the Company until all its shareholders loans have been fully repaid.

The Company shall pay interim dividends at intervals during the financial year as approved by the Board pursuant to Chilean Corporations Law.

(vii)	Audits. The financial statements of the Company shall be audited once a year at the Company’s expense.

Any of the Parties may request that an additional audit per year be performed at any other time, being in this case for the account of the Party requesting such audit the totality of the costs and expenses that the additional audit demands to the Company. Once a Party has exercised this right the other Parties shall be prevented from exercising it during such year.

In any event, the audits must always be made by an independent external auditor registered in the register that to that effect is maintained by the Chilean Superintendence of Securities and Insurance, and that have been in turn for the period of two years auditors of companies issuers of public offer instruments supervised by the above-mentioned Superintendence.

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(viii)	Access to Company information. All the Parties shall always have unrestricted access to the accounting, legal, financial and any other information of the Company, for which purpose they shall have the right to visit the offices of the Company, its executives, personnel and accountants or internal advisors during normal office hours, upon reasonable prior notice and without affecting the normal operations of the Company. For the above-indicated purposes, all Persons providing information to the Parties regarding the Company shall be considered released and not subject to any duty of reserve or confidentiality in favor of the Company or its shareholders. The Parties shall keep in strict confidence all information they receive from the Company and may only use it in the best interest of the Company without prejudice to their disclosure obligations under applicable securities laws. The information shall be provided in the shortest time possible. If a Shareholder wishes to sell its Shares in accordance with Section 3, it will be permitted to disclose information on the Company to genuine interested third parties provided those parties enter into a standard confidentiality agreement with the Company agreeing in favour of the Company to keep that information confidential.

(ix)	Press releases. If any of the Parties is required by applicable law to include information about the Project or the Company in the information they have to disclose to their investors or regulators, the Party shall obtain the prior approval of the CEO to such disclosure, and the CEO shall provide his/her comments as promptly as reasonably practicable. The CEO shall not withhold its approval without reasonable grounds and shall be deemed as granted in case the CEO does not reply within 3 Business Days following the request from the Party.

(x)	Insurance. The Company must, to the full extent permitted by law, purchase and maintain, or procure the purchase and maintenance of, insurance for each Director against any liability incurred by the Director as an officer of the Company including, but not limited to, liability for negligence, and for reasonable costs and expenses incurred in defending proceedings, whether civil or criminal.

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4.2 Shareholders’ Meetings

(a)	Shareholders’ Meetings: Meetings of the shareholders may be called by the Board or any Shareholder holding at least ten percent (10%) or more of the total Shares in the Company.

Any meetings of the shareholders shall take the decisions as set forth by law, as provided in the bylaws and as provided herein and its resolutions shall be binding upon all shareholders, including those shareholders absent or dissenting.

The Board may designate any place as the place of meeting for any meeting of the shareholders. Written or printed notice stating the place, day and hour of the meeting and the purposes for which the meeting is called, shall be delivered to each shareholder entitled to vote thereat not less than five (5) Business Days before the meeting.

At any meetings of the shareholders, the attendance (whether in person, by proxy or otherwise) of shareholders representing fifty percent (50%) plus one (1) Share having the right to vote on the matter or action subject to such vote shall be sufficient and necessary to constitute a quorum for transaction of business at such meeting. A quorum must exist at all times during any meeting of the shareholders, including the reconvening of a meeting adjourned, in order for any action to be taken at such meeting.

Except as otherwise required in this Agreement, all matters submitted to a vote of any meetings of the shareholders shall require the affirmative vote of at least seventy five percent (75%) of the Shares having the right to vote on the matter or action subject to such vote present at a meeting at which a quorum is present.

(b)

LPI’s Rights: Notwithstanding any provision in this Agreement, the Parties agree that on and from the date of this Agreement. LPI will own fifty percent (50%) of the Shares in the Company and shall be deemed as having all voting rights corresponding to such fifty percent (50%) interest, provided that where LPI fails to pay for the Shares subscribed pursuant to any of the Shares Subscription Agreements (as that term is defined in the Investment Agreement), LPI’s rights as a fifty percent (50%) holder of Shares in the Company will be reduced by the amount of Shares it fails to pay for under the Shares Subscription Agreements, and the capital of the Company shall be reduced in the same applicable amount.

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ARTICLE V

DEADLOCKS

(a)	Deadlock: A deadlock occurs when the same resolution concerning the following matters is proposed at two (2) consecutive Board or Shareholders’ Meetings and at each meeting the votes are insufficient to pass the resolution by the required majority:

(i)	approval and/or any variations to the Business Plan and/or Project Budget, including variations to the exploration budget;

(ii)	the Final Investment Decision; and

(iii)	to the approval of a firm and underwritten offer for the senior secured financing of the Project.

(b)	Resolving a Deadlock by negotiation: If a Deadlock occurs a Shareholder may, within fourteen (14) days after the second meeting is held, give a notice (the “Deadlock Notice”) to the other Shareholder and the Company that: (i) states that a Deadlock has occurred; (ii) sets out the proposed resolution and the dates on which the two (2) Board or Shareholder meetings were held; and (iii) sets out the proposed date, time and place for senior representatives from each Shareholder, with full authority to resolve the Deadlock, to meet and consult to resolve the Deadlock for a period of up to two (2) days. If a Deadlock is not resolved within the initial two (2) day period, the most senior officer that is available from each Shareholder must meet and consult to resolve the Deadlock for a further period of two (2) days.

(c)	Deadlock resolved by negotiation: If the Deadlock is resolved in accordance with paragraph (b) above: (i) the Shareholders must, as soon as possible, execute a statement setting out the terms of the agreement reached (including whether the agreement is take to be a resolution of the Board or Shareholders); and (ii) each Shareholder must do anything (including execute any document) reasonably required by the other Shareholders to give effect to the agreement.

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(d)	Deadlock not resolved by negotiation: If the dispute which is the subject of the Deadlock Notice cannot be resolved within the periods referred to above, the Shareholders shall vote their Shares and cause the directors appointed by them to maintain the status quo.

ARTICLE VI

CONFLICT OF INTEREST

6.1 All transactions and agreements between the Company, on one hand, and any Shareholder or any of such Shareholder’s Related Persons, on the other hand (such a transaction, a “Related Party Transaction”, such Shareholder, an “Interested Shareholder”) or any Directors appointed by such Interested Shareholder, (an “Interested Director’’), shall be governed in accordance with this Article Six.

6.2 Any action to be taken by the Company with respect to entering into, exercising, renewing, terminating, extending, modifying, waiving, compromising, asserting or enforcing any material claim, term, right or obligation under, or with respect to, any Related Party Transaction (collectively, a “Conflicting Action”) shall require and be controlled solely by the consent of all Directors other than the Interested Director(s) (the “Disinterested Directors”), or 51% of all Shares other than Shares held by the Interested Shareholder(s) (the “Disinterested Shareholder”).

6.3 Prior to voting on any Related Party Transaction or Conflicting Action at which an Interested Director or Interested Shareholder, as applicable, is present, each Interested Director shall identify himself or herself to the other Directors and each Interested Shareholder shall identify himself or herself to the other Shareholders. The Interested Directors or the Interested Shareholder, as applicable, shall not be permitted to vote regarding such matter.

6.4 Notwithstanding any of the provisions set forth in this Article Six, each Party shall be entitled to be present and participate in the discussions, but not vote, in tile matters related to the agreements to which they are a party, except any decision referring to the litigation and judicial procedure arising from the referred agreements, including the decision to initiate litigation or judicial procedure under such agreements.

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6.5 The Company shall not enter into any agreement with any Shareholders or its Related Persons which has the effect of materially modifying any of the rights of or obligations due to the Company from such Shareholder other than upon the approval of the Board in accordance with this Article Six.

ARTICLE VII

LPI’S FAILURE TO PAY SUBSCRIBED SHARES

7.1 Prior to the date of this Agreement. MSB and MLI, as Salar Blanco’s shareholders, have held a special shareholders meeting of Salar Blanco whereby, among other matters, it was resolved to: (i) increase the capital of Salar Blanco to the amount of 31,534,810,778 Chilean pesos by means of issuing 1,482,401,121 Shares (the ‘‘Salar Blanco’s New Shares”), representative of fifty percent (50%) of the Salar Blanco’s total Shares; and (ii) MSB and MLI waived their preemptive rights to subscribe the shares of the Capital Increase for the benefit of LPI.

7.2 On the date of this Agreement LPI subscribed all of its Shares pursuant to four (4) subscriptions agreements as detailed in the Investment Agreement.

7.3 LPI shall pay all the subscribed Shares issued pursuant to the Capital Increase pursuant to the terms of the Investment Agreement and the subscription agreements.

7.4 In case LPI does not pay for any of the subscribed Shares when due, then, at the sole discretion of the Shareholders: (a) the Shareholders, pro rata to their shareholding ratio in the Company will have a call option on all the Company’s shares held by LPI with a twenty percent (20%) discount (purchase price of the Shares will be equal to eighty percent (80%) of the amount already paid by LPI) (‘‘Call Option”); or (b) LPI will hold the Company’s Shares already paid, with no further rights under this Agreement, other than the limitation to the Transfer of the shares as provided in Article III above. In no case MSB, MLI, or any other future Shareholder, nor the Company, may pursue the fulfillment of this payment obligation, therefore waiving their rights in that connection, and being the sole remedy for the non- payment, the one contemplated in this Section 7.4.

7.4.1 If one or more of the Shareholders exercise the Call Option it must send a written notice to LPI within ten (10) days as from the expiration of the term for payment of any of the subscribed Shares (“Call Option Notice”). The Call Option Notice shall mention if the Shareholder is willing to purchase any Shares not being acquired by the Other Shareholders, the date and time in which the sale and payment of the offered Shares will be executed, which in any case shall be within ninety (90) days from the reception of the notification of the Call Option Notice, as well as the place where the sale shall happen. LPI shall Transfer the Shares to the Shareholders exercising the Call Option free and clear of any Encumbrances, provided that the Call Option has been exercised by one or more Shareholders for all LPI’s Shares.

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7.4.2 In case the Shareholders exercising the Call Option do not execute the purchase agreement on the stated day, time, and place, the Shareholders will be deemed to have not exercised the Call Option right.

7.5 In the event that the Call Option is exercised by MSB, then LPI will have a call option of all LPI Shares acquired by MSB with a twenty percent (20%) discount (purchase price of the LPI Shares will be equal to eighty percent (80%) of the then market value of the LPI Shares) (“LPI Call Option”). For clarification, should MSB (or any Affiliate) have sold any LPI Shares prior to the payment of all subscribed Shares, then LPI will not have right to exercise the LPI Call Option.

7.5.1 If LPI exercises the LPI Call Option it must send a written notice to MSB within ten (10) days as from reception of Call Option Notice (the “LPI Call Option Notice”). The LPI Call Option Notice shall mention the date and time in which the sale and payment of the offered Shares will be executed, which in any case shall be within five (5) days from the closing of the transaction described in Section 7.4.1.

7.5.2 In case LPI does not execute the purchase agreement on the stated day, time, and place, LPI will be deemed to have not exercised the LPI Call Option right.

ARTICLE VIII

RESPONSIBILITY

8.1 Non-compliance with this Agreement

In case of breach of any of the obligations under this Agreement by any of the Parties, the other Parties will notify the breaching Party in writing of the relevant breach.

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If a breaching Party does not remedy such breach within a period of sixty (60) Business Days from the date of delivery of the abovementioned notice, any non-breaching Party will have the right to i) bring any proceedings in the nature of specific performance, injunction or other equitable remedy; ii) bring an action at law or otherwise to be reimbursed and indemnified by the breaching Party for any damages or expenses incurred by such non- breaching Party; iii) bring any action at law as may be permitted in order to recover damages or for such other remedy or remedies as may be available to it under this Agreement or applicable laws. The rights and remedies granted to the non-breaching Parties in this Article shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-breaching Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-breaching Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-breaching Parties in their sole discretion.

8.2 Indemnity

Each Party agrees to indemnify and hold harmless the other Party from any and all liabilities, losses, costs, damages and expenses which may be sustained with the other Party by reason of the breach of any of the obligations set forth in this Agreement. No Party shall be required to indemnify indirect, consequential or moral damages,

ARTICLE IX

PERIOD OF EFFECTIVENESS

9.1 This Agreement will become effective commencing on the date of this instrument, and will terminate in respect of the Party that ceases to be the holder of Shares in the Company on the date in which it losses the capacity as shareholder of the Company.

9.2 The compliance with the obligations and rights stipulated in this Agreement shall be mandatory for the Parties appearing hereto and any Person that becomes the holder of the Shares in the Company, for all the time in which the agreements referred to in this instrument remain in force. Likewise, this Agreement shall be binding in respect of those new shares that the Parties, or their assignees. acquire by virtue of the acquisition of shares issued free of payment or the subscription and payment of new shares that it is resolved to issue.

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ARTICLE X

INTERPRETATION, TOLERANCE OF INFRACTIONS

10.1 Interpretation

This Agreement must be performed in good faith and, in consequence, it obligates not only to what it is expressed on it but to all the things that arise precisely from the nature of the obligation, or that by the law or the custom belong to it.

10.2 Tolerance of infraction

The mere circumstance that the Parties accept or tolerate facts that imply lack of observance of this Agreement, or the fact that any of the Parties fails to exercise the rights that this Agreement confers upon it, shall only constitute mere tolerance and shall not be interpreted as an implied amendment of the Agreement, or prevent that the relevant Party may exercise such rights in respect of future situations, if it considers it convenient.

ARTICLE XI

APPLICABLE LAW AND DOMICILE

This Agreement shall be governed by the laws of the Republic of Chile. For all purposes of this instrument, the Parties hereto set their domicile in the city of Santiago.

ARTICLE XII

ARBITRATION

12.1 Any difficulty or controversy arising among the Parties regarding the application, interpretation, duration, validity or execution of the Agreement, or for any other reason, shall be submitted to arbitration pursuant to the Rules of Arbitration Procedure of the Santiago Arbitration and Mediation Center in effect at the time of its initiation. The Parties confer an irrevocable special power of attorney upon the Santiago Chamber of Commerce so that it may, at the written request of any of the Parties, appoint an arbitrator from among the members of the arbitration corps of the Santiago Arbitration and Mediation Center, who will be empowered to act as arbitrator-at-law with regard to the substance of the dispute and as ex aequo et bono with regard to the procedure (arbitro mixto). There shall be no remedy against the arbitrator’s resolutions. The arbitrator is especially empowered to resolve any matter relating to his/her competence and/or jurisdiction. The seat of the arbitration Tribunal shall be the City of Santiago, Chile, and the language of the arbitration shall be English.

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ARTICLE XIII

MISCELLANEOUS

13.1 Notices

Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

MINERA SALAR BLANCO SPA

Attn: Mr. Francisco Bartucevic

Email: fbartucevic@ msblanco.com

LITHIUM POWER INVERSIONES CHILE SPA

Attn: Mr. Martin C. Holland

E-mall: holland@lithiumpowerinternational.com

MINERA Ll ENERGY SPA

Attn: Mr. Francisco Bartucevic

E-mail: fbartucevic@msblanco.com

Notices so addressed shall be deemed to have been duly given (a) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (b) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (c) on the date actually received (or the following Business Day if received on a day which is not a Business Day).

13.2 Amendment; Waiver

This Agreement may not be amended except by an instrument in writing signed by the Parties. In addition, any failure of a Party to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

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13.3 Assignability

Except as otherwise provided herein, neither this Agreement nor any of the rights and obligations hereunder may be assigned without the prior written consent of the other Parties.

13.4 Counterparts

This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

13.5 Third Parties

Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the Parties hereto, any rights hereunder.

13.6 Interpretation

Each of the Parties hereto acknowledges and agrees that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties hereto and shall not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

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Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word ‘‘including” is intended and shall be construed to mean ‘‘including, without limitation.”

13.7 Confidentiality

The Parties shall maintain strict confidentiality in relation to the provisions of this Agreement. Each Shareholder agrees that all non-public or confidential information concerning the business or the affairs of the Company or the Project shall be kept strictly confidential in accordance with the procedures adopted by such Shareholder in good faith to protect confidential information of Third Parties generally delivered to such Shareholder and shall not be sold, traded, published, or otherwise disclosed, without the prior consent of the Board or as otherwise permitted pursuant to this Agreement.

Despite the above, the confidentiality obligation contained herein shall not apply to the information that (i) to this date or afterwards comes into the public domain through no breaching of this Agreement; (ii) is delivered or made available to any Party by any Third Party that has the legitimate right to disclose or deliver such information, (iii) has been known of any of the Parties prior to their delivery by the other Party, as may be irrefutably demonstrated, and (iv) should be disclosed to Third Parties for legal or competent courts mandate.

13.8 Power of attorney

The Parties hereby confer special power of attorney upon the bearer of a signed copy of this Agreement to request its filing and the annotation in the Register of Shareholders of the Company in the terms of section 14 of Chilean Corporation Law.

13.9 Authority

The authority of Mr. Andres Lafuente Dominguez y don Francisco Bartucevic Sanchez to represent MINERA SALAR BLANCO SPA is evidenced in public deed granted at the Notary Public of Mr. Eduardo Avella Concha on September 5, 2013.

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The authority of Mr. Andres Lafuente Dominguez and Mr. Francisco Bartucevic Sanchez to represent MINERA Ll ENERGY SPA is evidenced in public deed granted at the Notary Public of Mrs. Antonieta Mendoza Escalas on January 28, 2014.

The authority of Mr. Martin C. Holland to represent LITHIUM POWER INVERSIONES CHILE SPA is evidenced in public deed granted at the Notary Public of Mr. Patricio Zaldivar Mackenna on September 1, 2016.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth herein above.

MINERA SALAR BLANCO SpA	MINERA SALAR BLANCO SpA

Signature:	Signature:
Name:	Name:

LITHIUM POWER INVERSIONES CHILE SpA	LITHIUM POWER INVERSIONES CHILE SpA

Signature:	Signature:
Name:	Name:

MINERA LI ENERGY SPA	MINERA LI ENERGY SPA

Signature:	Signature:
Name:	Name:

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Annex A

Deed of Adherence

To: The Shareholders of Minera Salar Blanco S.A.

CC: Minera Salar Blanco S.A.

From: [NAME OF THE TRANSFEREE] Date: [•]

1.	This adherence agreement (the “Adherence Agreement”), dated [•), is delivered pursuant to the shareholders agreement dated [•] by and among MINERA SALAR BLANCO SpA, LITHIUM POWER INVERSIONES CHILE SpA, and MINERA Ll ENERGY SPA (hereinafter the “Shareholders Agreement”). Capitalized terms used in this Adherence Agreement and not otherwise defined herein shall have the meanings set forth in the Shareholders Agreement.

2.	By executing and delivering this Adherence Agreement, (NAME OF THE TRANSFEREE] hereby agree(s) with each Shareholder of the Company to comply with and to be bound by all of the provisions of the Shareholders Agreement (a copy of which has been delivered to it/them and which he/they has/have initialed and attached hereto for identification) in all respects as if he/they was/were a party(ies) to the Shareholders Agreement and was/were named therein as a Shareholder and a Party(ies) and on the basis that references therein to each Shareholder and Party include a separate reference to it/them.

3.	The undertakings given in this Adherence Agreement shall be given to each of you for your own benefit and for the benefit of each of your successors or assigns

4.	This Adherence Agreement shall be governed by and construed in accordance with Chilean law and the provisions of Articles XI and XII of the Shareholders’ Agreement (Applicable Law, Domicile and Arbitration) shall apply to this Adherence Agreement mutatis mutandis.

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Annex A

Deed of Adherence

IN WITNESS WHEREOF, [NAME OF THE TRANSFEREE] and [NAME OF THE TRANSFEROR] HAVE CAUSED THIS ADHERENCE AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITIEN.

Signature:
Name:
Title:

Signature:
Name:
Title:

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